Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	Eddie Bauer Molly McWhinnie – Media 425-755-6440 molly.mcwhinnie@eddiebauer.com

ALLIANCE DATA ANNOUNCES LONG-TERM RENEWAL AGREEMENT
WITH OUTDOOR APPAREL AND GEAR RETAILER EDDIE BAUER

Alliance Data to Continue to Provide Private Label Credit Card and Marketing Services to
Drive Brand Affinity, Support Growth of Popular Eddie Bauer Friends Rewards Program

DALLAS, April 29, 2014 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Retail Services business, which manages more than 130 private label and co-brand credit programs, has signed a long-term renewal agreement to continue providing private label credit card services for outdoor apparel and gear retailer Eddie Bauer. Founded in 1920 by Washington outdoorsman Eddie Bauer, the privately held company, headquartered in Bellevue, Wash., offers premium quality outdoor clothing, accessories and gear for men and women through 370 retail locations throughout the United States and Canada, seasonal catalogs and www.eddiebauer.com.

“We consider the Eddie Bauer Credit Card to be a key component of our brand value proposition, and we place a high degree of importance on the relationship we have with our cardholders,” said Adam Diamond, senior vice president, marketing for Eddie Bauer. “Alliance Data is a recognized industry leader with deep roots in retail, and we’re highly confident they will continue to extend the Eddie Bauer brand experience and deliver superior service to our cardholders.”

Alliance Data will continue to deliver a marketing-driven private label credit card program that recognizes and rewards Eddie Bauer cardholders and complements the reward incentives the Eddie Bauer Friends rewards program offers customers. Eddie Bauer cardholders earn nearly double the rewards for purchases made with the Eddie Bauer Credit Card. In addition to points earned on purchases, the credit card program provides cardholders with access to other exclusive offers such as free return shipping, birthday rewards, coupons and special shopping events. Alliance Data will support Eddie Bauer with new card issuance and ongoing customer lifecycle marketing programs designed to drive brand engagement and repeat purchases.

“We’re excited to continue driving long-term loyalty and increasing sales for Eddie Bauer’s private label card program while building even deeper value for a brand that epitomizes quality and superior customer service,” added Melisa Miller, president of Alliance Data Retail Services. “Through this extended relationship, we will continue to grow the number of loyal Eddie Bauer shoppers and drive brand affinity through data-driven marketing strategies that create meaningful and relevant cardholder experiences.

About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells sportswear, outerwear, gear and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style, and customer service.  Eddie Bauer products are available at approximately 400 stores throughout the United States, Canada and Japan, through catalog sales and online at www.eddiebauer.com.  Eddie Bauer is proud to be named a J.D. Power 2011 Customer Service Champion.

About Alliance Data Retail Services
Alliance Data Retail Services is one of the nation’s leading providers of branded credit card programs, with more than 130 marketing-driven private label, co-brand and commercial programs in partnership with many of North America’s best-known brands. The business delivers upon its Know more. Sell more.® commitment by leveraging customer insight to drive sales for its client partners. Leveraging deep-rooted marketing expertise, transaction-based customer data, and advanced analytics, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to help its clients develop stronger, more profitable customer relationships. Alliance Data Retail Services is part of the Alliance Data family of companies. To learn more about Alliance Data Retail Services, visit www.alliancedataretail.com.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine’s 2014 list of World’s Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.
# # #